Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board and Management Board of Merus N.V.:

We consent to the incorporated by reference in the registration statement on Form S-8 (No. 333-211497) of Merus N.V. of our report dated April 28, 2017 with respect to the consolidated statement of financial position of Merus N.V. and subsidiary as of December 31, 2016 and 2015 and the related consolidated statements of profit or loss and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016 which report appears in the December 31, 2016 Annual Report on Form 20-F of Merus N.V.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

April 28, 2017